                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             The WMF Group, Ltd.
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               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                              THE WMF GROUP, LTD.
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 16, 1998
                               ------------------

To the Shareholders:

     Notice is hereby given that the Annual Meeting of Stockholders of The WMF Group, Ltd., a Delaware corporation ("WMF" or the "Company"), will be held in the Conference Center on the first floor of the principal executive offices of the Company located at 1593 Spring Hill Road, Vienna, Virginia 22182, on Tuesday, June 16, 1998 at 10:00 a.m., local time, for the following purposes:

          1.    To elect seven directors.

          2.    To approve the Employee Stock Purchase Plan.

          3. To ratify the selection of KPMG Peat Marwick LLP as the Company's independent public accountants.

          4. To transact any and all other business that may properly come before the meeting.

     All shareholders of record at the close of business on April 24, 1998 are entitled to notice of and to vote at this meeting.

     Shareholders are requested to sign and date the enclosed proxy and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States.

                                            By order of the Board of Directors

                                         /s/BARBARA EKSTROM
                                            Barbara Ekstrom, Secretary

Vienna, Virginia
April 30, 1998

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE SO THAT YOUR SHARES ARE REPRESENTED. NO POSTAGE IS NEEDED IF THE PROXY IS MAILED WITHIN THE UNITED STATES.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
GENERAL.....................................................    1
ELECTION OF DIRECTORS.......................................    2
PROPOSAL TO APPROVE THE EMPLOYEE STOCK PURCHASE PLAN........    3
PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT PUBLIC
  ACCOUNTANTS...............................................    6
EXECUTIVE OFFICERS..........................................    7
BENEFICIAL OWNERSHIP OF COMMON STOCK........................    9
PRICE RANGE OF COMMON STOCK.................................   11
EXECUTIVE COMPENSATION......................................   11
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   18
FINANCIAL INFORMATION.......................................   20
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT...........   20
ADJOURNMENT OF MEETING......................................   20
SHAREHOLDER PROPOSALS.......................................   20
EXHIBIT A -- The 1998 Employee Stock Purchase Plan..........   21

                              THE WMF GROUP, LTD.

                            PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 16, 1998

                            ------------------------

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The WMF Group, Ltd., a Delaware corporation incorporated in 1992 ("WMF" or the "Company"), for the Annual Meeting of Stockholders of WMF to be held at 10:00 a.m., local time, on Tuesday, June 16, 1998, in the Conference Center on the first floor of the principal executive offices of the Company located at 1593 Spring Hill Road, Vienna, Virginia 22182, and any adjournments thereof, for the purposes set forth in the notice of the meeting. STOCKHOLDERS WITH QUESTIONS OR WHO WOULD LIKE TO RECEIVE A FREE COPY OF THE COMPANY'S 1997 FORM 10-K SHOULD CONTACT MICHAEL D. KETCHAM, CHIEF FINANCIAL OFFICER AND TREASURER, AT THE ABOVE ADDRESS OR BY TELEPHONE AT (703) 610-1400. This Proxy Statement is first being distributed to Shareholders on or about April 30, 1998, and the cost of this solicitation is being borne by the Company.

VOTING RIGHTS AND OUTSTANDING SHARES

     As of April 24, 1998, the Company had outstanding 5,247,525 shares of its common stock, $.01 par value ("Common Stock"). Each share of Common Stock entitles the holder of record thereof at the close of business on April 24, 1998 to one vote on the matters to be voted upon at the meeting.

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted. If the stockholder specifies in the proxy how the shares are to be voted, they will be voted as specified. If the stockholder does not specify how the shares are to be voted, they will be voted (i) to elect the seven nominees listed under "Election of Directors," (ii) to approve the Employee Stock Purchase Plan, and (iii) to ratify the selection of KPMG Peat Marwick LLP as independent public accountants for the fiscal 1998 audit. Should any person nominated to serve as a director be unable or unwilling to serve, those named in the form of proxy for the annual meeting intend to vote for such other person as the Board of Directors may recommend. Any stockholder has the right to revoke his or her proxy at any time before it is voted by attending the meeting and voting in person or filing with the Secretary of the Company a written instrument revoking the proxy or delivering another newly executed proxy bearing a later date.

     As of the date hereof, management of WMF has no knowledge of any business other than that described in the notice for the Annual Meeting which will be presented for consideration at such meeting. If any other business should come before such meeting, the persons appointed by the enclosed form of the proxy shall have discretionary authority to vote all such proxies as they shall decide.

QUORUM, REQUESTED VOTES AND METHOD OF TABULATION

     Consistent with state law and under the Company's by-laws, 34% of shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Accordingly, at least 1,784,156 shares must be present or represented by proxy at the Annual Meeting to constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting. The seven nominees for election as directors who receive the greatest numbers of votes properly cast for the election of directors at the Annual Meeting shall be elected directors. Approval of the Employee Stock Purchase Plan (the "Plan") and ratification of the selection of the Company's independent public accountants require the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote.

     The election inspectors will count the total number of votes cast "for" approval of proposals, other than election of directors, for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions or "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, it is intended that the Company's Board of Directors be elected and serve until the next Annual Meeting or until their successors shall have been duly elected and qualified. The following persons have been nominated as directors by the Board of Directors of the Company. All nominees are currently directors of the Company.

NAME                                         AGE                       POSITION
----                                         ---                       --------
J. Roderick Heller III...................    60     Chairman of the Board
Shekar Narasimhan........................    45     Director, President and Chief Executive Officer
Mohammed A. Al-Tuwaijri..................    42     Director
Michael R. Eisenson......................    42     Director
Tim R. Palmer............................    40     Director
John D. Reilly...........................    55     Director
Herbert S. Winokur, Jr...................    54     Director

     J. Roderick Heller III has served as Chairman of the Board since 1996 and as an employee since 1997. He served as a director, President and Chief Executive Officer of NHP Incorporated ("NHP") beginning in 1986 and served as Chairman of NHP's Board from 1988 to 1997. From 1982 until 1985, Mr. Heller served as President and Chief Executive Officer of Bristol Compressors, Inc., a Bristol, Virginia-based company involved in the manufacturing of air conditioning compressors. From 1971 until 1982, he was a partner in the Washington, D.C. law firm of Wilmer, Cutler & Pickering. Mr. Heller is a director of Auto-Trol Technology Corporation and City First Bank of D.C. Mr. Heller is also Chairman of public television station WETA and is trustee of numerous housing-related and other non-profit institutions.

     Shekar Narasimhan has served as a director, President and Chief Executive Officer of the Company since 1992 and as director, President and Chief Executive Officer of Washington Mortgage Financial Group, Ltd., a subsidiary of the Company ("Washington Mortgage"), since its incorporation in 1990. Mr. Narasimhan has 19 years of experience in property management and real estate mortgage finance, primarily for multifamily properties. He has been a member of the Board of Governors of the Mortgage Bankers Association of America (the "MBA") since 1995 and was the 1996 recipient of the MBA's Burton C. Wood Legislative Service Award.

     Mohammed A. Al-Tuwaijri has served as a director of the Company since 1992. He was Chairman of the Company's Board from 1992 to 1996. He served as a director of Washington Mortgage from 1990 to 1997 and was Chairman of Washington Mortgage's Board from 1991 to 1996. He also served as a director of WMF/Huntoon, Paige Associates Limited, another subsidiary of the Company, from 1991 to 1997. Mr. Al-Tuwaijri has been President of Dar Al-Majd Consulting Engineers since 1989 and serves as director of Al-Thomad Trading & Contracting.

     Michael R. Eisenson has served as a director of the Company since 1997. He also served as a director of NHP from 1990 until May 1997. Mr. Eisenson is the President and Chief Executive Officer of Harvard Private Capital Group, Inc. ("Harvard Capital"), which manages the private equities and real estate portfolios of the Harvard University Endowment Fund, and which Mr. Eisenson joined in 1986. Harvard Capital is the investment advisor for Demeter Holdings Corporation, a controlling shareholder of the Company. Mr. Eisenson is a director of Harken Energy Corporation, ImmunoGen, Inc., Playtex Products, Inc., and United Auto Group, Inc.

     Tim R. Palmer has served as a director of the Company since 1996. He also served as a director of NHP from 1990 until May 1997. Mr. Palmer is a Managing Director of Harvard Capital, which he joined in 1990. From 1987 to 1990, Mr. Palmer was Manager of Business Development at The Field Corporation, a private investment firm.

     John D. Reilly has served as a director of the Company since 1996. He is President of Reilly Investment Corporation, a real estate investment company, and from 1991 through 1994 he was Executive Director of Reilly Mortgage Group, Inc., a mortgage banking and servicing company. Mr. Reilly serves as a director of Allied Capital Corporation ("Allied") and is a member of Allied's Audit Committee and Valuation Committee. He serves as a director of Data Vault Corporation and Mexico Private Equity Fund. He is also a board member of Maret School, Victory Housing, Raphael Inc., Manor Apartments and Avondale Park Apartments.

     Herbert S. Winokur, Jr. has served as a director of the Company since 1997. He also served as a director of NHP from 1991 until May 1997. Since 1987, he has served as the President of Winokur & Associates, Inc., an investment and management services firm, and Winokur Holdings, Inc., which is the managing general partner of Capricorn, a private investment partnership. Mr. Winokur is also the manager of Capricorn Holdings LLC, which is the general partner of Capricorn II, a separate investment partnership. Mr. Winokur serves as a director of DynCorp, Enron Corp., Mrs. Fields Holdings, Inc. and NAC Re Corporation.

     During the fiscal year ended December 31, 1997, the WMF Board of Directors held three meetings and acted by written consent on two additional occasions. Each of the directors attended at least 75% of the meetings held during such director's term, except for Mr. Al-Tuwaijri and Ann Torre Grant. Ms. Grant is no longer a director of the Company.

     There are two committees of the Board of Directors: (1) a Compensation Committee and (2) an Audit Committee.

     The Compensation Committee reviews salary policies and compensation of officers and other members of management and approves compensation plans. The Compensation Committee also administers the Company's Stock Option Plan. Messrs. Eisenson and Winokur are the members of the Compensation Committee. During the fiscal year ended December 31, 1997, the Compensation Committee met on one occasion and did not act by written consent. See "Executive
Compensation -- Compensation Committee Report on Executive Compensation."

     The Audit Committee reviews the Company's annual audit and meets with the Company's independent accountants to review the Company's internal controls and financial management practices. The Audit Committee consists of Messrs. Reilly, Al-Tuwaijri and Palmer. During the fiscal year ended December 31, 1997, the Audit Committee did not meet and did not act by written consent.

DIRECTORS' COMPENSATION

     The Company compensates each director who is not also an executive officer of the Company ("Non-Management Directors") for all out-of-pocket expenses related to his service as director. Each Non-Management Director received options to purchase 5,000 shares of Common Stock for his services as director in the year ended December 31, 1997. Mr. Heller receives annual compensation in the amount of $50,000 for his services as Chairman of the Board and as an employee of the Company. Mr. Reilly receives an amount equal to $30,000 per year for his services as a director.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

              PROPOSAL TO APPROVE THE EMPLOYEE STOCK PURCHASE PLAN

     The WMF Board of Directors proposes that the stockholders of WMF approve The WMF Group, Ltd. 1998 Employee Stock Purchase Plan (the "1998 ESPP"). The 1998 ESPP, attached hereto as Exhibit A, supersedes the previous Employee Stock Purchase Plan of The WMF Group, Ltd. The 1998 ESPP provides employees of WMF with an opportunity to become owners of WMF through a convenient arrangement for purchasing shares of WMF Common Stock. The 1998 ESPP is intended to become effective as of July 1, 1998. The following is a summary of the 1998 ESPP. This summary description is a fair and complete summary of the 1998 ESPP, but it is qualified in its entirety by reference to the full text of the 1998 ESPP.

GENERAL

     Purpose. The 1998 ESPP offers eligible employees the opportunity to purchase shares of WMF Common Stock through after-tax payroll withholding. The 1998 ESPP is intended to permit employees to acquire an equity interest in WMF, which thereby will create a stronger incentive to expend maximum effort for the growth and success of WMF and its subsidiaries. WMF may use the funds it receives under the 1998 ESPP for any general corporate purpose.

     Eligibility. All common law employees of WMF and certain subsidiaries (including part-time and seasonal employees) are eligible to participate in the 1998 ESPP, other than employees whom WMF has employed for less than one month at the beginning of the Payroll Deduction Period and holders of more than 5% of the Common Stock of WMF and its subsidiaries, either directly or by attribution. As of April 24, 1998, there were approximately 349 employees who would be eligible to participate in the 1998 ESPP.

     Shares Available Under the 1998 ESPP. Subject to stockholder approval, the 1998 ESPP authorizes the issuance of up to 400,000 shares of WMF Common Stock from authorized but unissued shares or from stock owned by WMF, including stock purchased on the market. The number of shares issuable under the 1998 ESPP will be adjusted for stock dividends, stock splits, reclassifications and other changes affecting the WMF Common Stock. Because the 1998 ESPP permits participants to choose their own level of participation, subject to overall tax and program limits, the specific amounts to be granted to particular persons cannot be determined in advance.

     Administration. The Compensation Committee administers the 1998 ESPP. The Compensation Committee has the authority and discretion to specify the terms and conditions of options granted to employees (within the limitations of the 1998
ESPP) and to otherwise interpret and construe the terms of the 1998 ESPP and any agreements governing options granted under the 1998 ESPP. Under the 1998 ESPP, the Compensation Committee (or the WMF Board of Directors) can lengthen or shorten the Payroll Deduction Periods, increase the purchase price for shares, or make other administrative adjustments. The 1998 ESPP also specifically provides for indemnification of the Compensation Committee, other directors, and agents for actions taken with respect to the 1998 ESPP.

OPTIONS GRANTED UNDER THE 1998 ESPP

     General. All options granted under the 1998 ESPP will be evidenced by participation agreements. The Committee has broad discretion to determine the timing, amount, exercisability, and other terms and conditions of options granted to employees. No options granted or funds accumulated under the 1998 ESPP are assignable or transferable, other than by will or in accordance with the laws of descent and distribution. Payroll Deduction Periods for the 1998 ESPP are quarterly.

     Election to Participate. Employees must elect before the beginning of a given Payroll Deduction Period to participate.

     Exercise Price. The initial exercise price for options under the 1998 ESPP will be 95% of the fair market value of the Common Stock as of the first day of the Payroll Deduction Period (July 1, October 1, January 1 and April 1). The Committee may change the exercise price before a Payroll Deduction Period but not below the lesser of 85% of the fair market value on the first day of the Payroll Deduction Period and 85% of the fair market value on the last day of the Payroll Deduction Period. No participant may purchase more than $25,000 worth of WMF Common Stock in all Payroll Deduction Periods ending during the same calendar year. The closing price of a share of WMF Common Stock, as reported on April 24, 1998 was $25.

     Exercise. Options granted under the 1998 ESPP to employees will be automatically exercised as of the last day of the Payroll Deduction Period, unless the participant has requested withdrawal of his or her payroll contributions at least thirty days earlier. The number of shares to be purchased will be determined by dividing the dollars accumulated through payroll withholding by the exercise price for the purchase of the maximum number of shares (including fractional shares) that the sum of the payroll deduction in the participant's account can purchase.

     Termination of Service. If an employee's employment ends for any reason, including death, the employee's account will be distributed, and the employee will immediately cease to participate in the 1998 ESPP.

     Stockholder Approval. In general, stockholder approval is only required for changes to the extent necessary to preserve the 1998 ESPP's status as a plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

AMENDMENT OR TERMINATION OF THE 1998 ESPP

     Subject to the foregoing, the Board of Directors may amend or terminate the 1998 ESPP at any time and from time to time. Absent extension of the 1998 ESPP by the Board with stockholder approval, the 1998 ESPP will terminate no later than June 30, 2008.

TAX CONSEQUENCES

     The following summarizes certain federal income tax consequences of participation in the 1998 ESPP. It does not cover employment taxes except as specified, nor does it cover other federal, state, local, or foreign tax consequences, if any.

     Rights granted under the 1998 ESPP are intended to quality for the favorable federal income tax treatment provided by an employee stock purchase plan that qualifies under Section 423 of the Code.

     A participant's withheld compensation will be post-tax. In other words, the participant will be taxed on amounts withheld for the purchase of shares of WMF Common Stock as if he or she had instead received full salary or wages. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon how long the shares were held before disposition.

     If the purchased shares of Common Stock are disposed of more than two years after the beginning of the applicable Payroll Deduction Period and more than one year after the exercise date or if the participant dies at any time while holding the stock, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition or death over the purchase price or
(b) the discount element (up to 15% of fair market value) of the stock as of the beginning of the applicable offering period will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Net long-term capital gains for individuals are currently subject to a maximum marginal federal income tax rate that is less than the maximum marginal rate for ordinary income.

     If the participant sells or disposes of the stock before the expiration of either of the holding periods described above (a "disqualifying disposition"), then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. WMF may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain on a sale will be treated as capital gain. Even if the stock is sold for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on the exercise date. Any capital gain or loss will be long- or short-term depending on whether the stock has been held for more than one year.

     There are no federal income tax consequences to WMF by reason of the grant or exercise of rights under the 1998 ESPP. WMF will, in general, be entitled to a deduction to the extent amounts are taxed as ordinary income to a participant by reason of a disqualifying disposition of the purchased shares of stock, but will not be entitled to a deduction in respect of the ordinary income realized by a participant upon a later disposition, or realized upon death. WMF's deduction may be limited under Code Section 162(m) and may be subject to disallowance for failure to report the optionee's income (which could arise if an optionee does not notify WMF of the sale of stock in a disqualifying disposition).

NEW PLAN BENEFITS

     Benefits to be awarded under the 1998 ESPP to employees vary depending upon the elections of the participants as to their level of participation. No non-employee directors are eligible to participate.

STOCKHOLDER APPROVAL

     Approval of the 1998 ESPP will require that the votes cast in favor of the 1998 ESPP exceed the votes cast against the 1998 ESPP. Abstentions and broker non-votes will not be counted for purposes of the 1998 ESPP. Failure of the stockholders to approve the 1998 ESPP will cause the 1998 ESPP to terminate.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE 1998 ESPP.

       PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Effective December 8, 1997, the Board of Directors approved the engagement of KPMG Peat Marwick LLP as independent auditors to audit the financial statements of the Company for the year ended 1997.

     Arthur Andersen LLP had been the Company's auditors since July 1996 after the Company was acquired by NHP. The Company decided to terminate its relationship with Arthur Andersen LLP and re-engage KPMG Peat Marwick LLP, the Company's auditors prior to the acquisition by NHP. Arthur Andersen LLP's report on the Company's financial statements for the year ended December 31, 1996 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the same period, and from January 1, 1997 through December 8, 1997, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its report.

     During the Company's fiscal year ended December 31, 1996, the Company had not consulted with KPMG Peat Marwick LLP on items that (1) concerned the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements or (2) concerned the subject matter of a disagreement or reportable event with Arthur Andersen LLP.

     Arthur Andersen LLP has furnished the Company with a letter addressed to the Securities and Exchange Commission stating that Arthur Andersen LLP agrees with the statements, pertaining to them, contained above.

     The Company has selected KPMG Peat Marwick LLP to examine the financial statements of the Company for fiscal 1998. The Company expects that representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and available to respond to appropriate questions, and such representatives will be given the opportunity to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP.

                               EXECUTIVE OFFICERS

     The executive officers and certain other officers of the Company as of April 24, 1998 are as follows:

                   NAME                        AGE                        POSITION
                   ----                        ---                        --------

Shekar Narasimhan..........................     45    Director, President and Chief Executive Officer

Mitchell D. Clarfield......................     38    Executive Vice President -- Advisory Services

James L. Clouser...........................     56    Executive Vice President -- FHA Lending

Michael H. Greco...........................     47    Executive Vice President -- Capital Markets

Michael D. Ketcham.........................     39    Executive Vice President, Chief Financial
                                                      Officer and Treasurer

Douglas J. Moritz..........................     48    Executive Vice President -- Multifamily
                                                      Conventional

Howard S. Perkins..........................     49    Executive Vice President -- National
                                                      Originations

Glenn A. Sonnenberg........................     41    Executive Vice President -- Advisory Services

Clarke B. Welburn..........................     50    Executive Vice President -- Risk Management

Lawrence A. Brown..........................     35    Senior Vice President -- Capital Markets

Joan C. May................................     41    Senior Vice President and Chief Underwriter --
                                                      Multifamily

Elizabeth Whitbred-Snyder..................     43    Senior Vice President -- Operations and
                                                      Assistant Secretary

Mathew J. Whelan, III......................     30    Group Vice President and Controller

     Information regarding the executive officers of the Company other than Mr. Narasimhan is set forth below. Information regarding Mr. Narasimhan is set forth under "Election of Directors," above.

     Mitchell D. Clarfield has served as Executive Vice President of the Company since 1998. Mr. Clarfield also serves as co-Chief Executive Officer of WMF Carbon Mesa Advisors, Inc., a subsidiary of the Company. Mr. Clarfield became an Executive Vice President of the Company in connection with the Company's acquisition of all of the assets of Carbon Mesa Advisors, Inc. and Strategic Real Estate Partners. Mr. Clarfield and his wife owned in excess of 90% of the equity interests of Carbon Mesa Advisors, Inc. at the time of the acquisition. From 1994 to 1998, Mr. Clarfield was the founder and served as President and Chief Executive Officer of Carbon Mesa Advisors, Inc. From 1990 to 1994, Mr. Clarfield was a co-founder and served as Senior Vice President of Secured Capital Corp., a Los Angeles-based investment advisory firm. Prior to that Mr. Clarfield served as Vice President in the Commercial Mortgage Trading Group of Drexel Burnham Lambert.

     James L. Clouser has served as Executive Vice President of the Company since 1997. He joined WMF/Huntoon, Paige Associates Limited in 1979 and has served as President since 1989. He has also been Executive Vice President of Washington Mortgage since 1992. Mr. Clouser has 22 years of real estate finance experience. He is active in the MBA and sits on the Insured Project and Income Producing Loan Subcommittee of the MBA. Mr. Clouser is a regular speaker at MBA seminars and conventions and was contributing editor to the MBA Servicing Handbook.

     Michael H. Greco has served as Executive Vice President of the Company since 1998. Mr. Greco also serves as Chief Executive Officer and Senior Managing Director of WMF Capital Corp. and is responsible for all business of that corporation. From 1994 to 1998, Mr. Greco served as the Managing Director of Real Estate Capital Markets at First Union National Bank. From 1991 to 1994, Mr. Greco served as Senior Vice President at Donaldson, Lufkin & Jenrette, where he was responsible for commercial mortgage-backed securities.

     Michael D. Ketcham has served as Executive Vice President, Chief Financial Officer and Treasurer of the Company since 1997. He served as Senior Vice President and Treasurer of the Company from 1996 to 1997. Mr. Ketcham has also served as Executive Vice President of Operations, Chief Financial Officer and Treasurer of Washington Mortgage since 1996. Prior to joining the Company, Mr. Ketcham served as Vice President of Corporate Financial Planning at Marriott Corporation and one of its successor companies, Marriott International, from 1992 to 1994, and Vice President of Treasury Development at Marriott International from 1994 to 1996. Mr. Ketcham joined Marriott Corporation in 1986. He has 16 years of corporate finance experience.

     Douglas J. Moritz has served as Executive Vice President of the Company since 1997. He currently serves as Executive Vice President of Multifamily/Conventional of Washington Mortgage. Mr. Moritz joined Washington Mortgage in 1988, serving as Executive Vice President of Lending from 1990 to 1996. Mr. Moritz has 26 years of experience in the multifamily industry, with 15 years of experience in multifamily finance. He has served on the Board of Governors of the Mortgage Bankers Association of Metropolitan Washington, Inc. (the "Association") since 1993, was the Chairman of the Association's Income Property Committee in 1995 and 1996 and currently serves as the Association's President. Mr. Moritz has been a member of the Fannie Mae DUS Lenders' Advisory Council since 1996.

     Howard S. Perkins has served as Executive Vice President of the Company since 1997. He also serves as Executive Vice President of National Originations for Washington Mortgage. From 1990 to 1996, he served as Executive Vice President, Chief Financial Officer and Treasurer of Washington Mortgage. Mr. Perkins joined Washington Mortgage in 1987. He has 20 years of lending experience.

     Glenn A. Sonnenberg has served as Executive Vice President of the Company since 1998. Mr. Sonnenberg also serves as co-Chief Executive Officer of WMF Carbon Mesa Advisors, Inc., a subsidiary of the Company. From 1997 to 1998, Mr. Sonnenberg served as Managing Director of Carbon Capital Mortgage Partners and Principal of Strategic Real Estate Partners. Mr. Sonnenberg became an Executive Vice President of the Company in connection with the Company's acquisition of all of the assets of Carbon Mesa Advisors, Inc. and Strategic Real Estate Partners. Mr. Sonnenberg was the sole proprietor of Strategic Real Estate Partners at the time of the acquisition. From 1995 to 1997, Mr. Sonnenberg served as President and Chief Executive Officer of ING Real Estate Investors. From 1994 to 1995, Mr. Sonnenberg served as Executive Vice President and co-Chief Executive Officer of Kearny Street Real Estate Company. From 1980 to 1993, Mr. Sonnenberg was a partner in the law firm of Allen, Matkins, Leck, Gamble & Mallroy.

     Clarke B. Welburn has served as Executive Vice President of the Company since 1997. He also serves as Executive Vice President of Risk Management and Credit Policy for Washington Mortgage. From 1990 to 1996, he served as Executive Vice President of Credit Policy for Washington Mortgage. Mr. Welburn joined Washington Mortgage in 1988. In addition, he has served as Executive Vice President since 1991 and as a director of WMF/Huntoon Paige Associates Limited since 1993; since 1996 he has served as a director of Washington Mortgage; and this year he became a director of WMF Capital Corp. Mr. Welburn has 26 years of lending experience.

     Lawrence A. Brown has served as Senior Vice President of the Company since 1998. He also serves as President and Senior Managing Director of WMF Capital Corp. and oversees all commercial real estate finance and capital market activities of that company. From 1994 to 1998, Mr. Brown served as the Managing Director of Commercial Real Estate Finance at First Union National Bank. From 1992 to 1994, Mr. Brown served as Senior Vice President in the Real Estate Finance Group at Donaldson, Lufkin & Jenrette. Prior to that, he handled real estate banking and finance transactions for the law firm of Baker & McKenzie in New York.

     Joan C. May has served as Senior Vice President of the Company since 1997. Since 1992, Ms. May has served as Senior Vice President and Chief Underwriter of Washington Mortgage. Ms. May joined Washington Mortgage in 1989, serving as Vice President of Underwriting from 1990 to 1992. She has 14 years of real estate lending experience.

     Elizabeth Whitbred-Snyder has served as Senior Vice President of the Company since 1997. From 1990 to 1992, Ms. Whitbred-Snyder served as Vice President of Washington Mortgage. In addition, Ms. Whitbred-Snyder served as Controller of Washington Mortgage from 1990 to 1997. She is a certified public accountant and has 13 years of financial services experience.

     Mathew J. Whelan, III has served as Group Vice President and Controller of the Company since 1997. From 1989 to 1997, Mr. Whelan served as Senior Manager of Financial Services Assurance and Consulting Practice in KPMG Peat Marwick's National Mortgage and Structured Finance Group. Mr. Whelan is a certified public accountant and a member of the MBA.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth, as of April 24, 1998, the number and percentage of outstanding shares of the Company's Common Stock beneficially owned by all persons known by the Company to own beneficially more than 5% of the Company's Common Stock.

            NAME AND ADDRESS OF BENEFICIAL OWNER                 NUMBER      PERCENT
            ------------------------------------                ---------    -------
Demeter Holdings Corporation(1)
  600 Atlantic Ave.
  Boston, MA 02210..........................................    1,985,902     37.8%
Michael R. Eisenson(2)
  600 Atlantic Ave.
  Boston, MA 02210..........................................    1,985,902     37.8%
Tim R. Palmer(2)
  600 Atlantic Ave.
  Boston, MA 02210..........................................    1,985,902     37.8%
Herbert S. Winokur, Jr.(3)
  30 East Elm Street
  Greenwich, CT 06830.......................................      805,938     15.4%
Capricorn Investors II, L.P.(4)
  30 East Elm Street
  Greenwich, CT 06830.......................................      727,013     13.8%
Warburg, Pincus Asset Management, Inc.(5)
  466 Lexington Ave.
  New York, NY 10017........................................      459,733      8.8%
Wallace R. Weitz & Company(6)
  1125 South 103rd Street
  Omaha, NE 68124...........................................      272,448      5.2%

---------------

(1) Includes: (i) 10,000 shares subject to options that are exercisable currently or within 60 days of the date of this Proxy Statement, and (ii) 102,671 shares of Common Stock owned by Phemus Corporation, an investment affiliate of Demeter Holdings Corporation.

(2) Includes: (i) all shares held by Demeter Holdings Corporation, (ii) 10,000 shares subject to options that are exercisable currently or within 60 days of the date of this Proxy Statement, and (iii) 102,671 shares of Common Stock owned by Phemus Corporation, an investment affiliate of Demeter Holdings Corporation. Messrs. Eisenson and Palmer disclaim beneficial ownership of all the shares held by Demeter or Phemus Corporation.

(3) Includes 727,013 shares beneficially owned by Capricorn Investors II, L.P. and 78,925 shares beneficially owned by Winokur Holdings, Inc.

(4) Includes all shares owned by Capricorn Investors II, L.P. of which Capricorn Holdings, LLC is the general partner.

(5) As reported in the Schedule 13G filed with the SEC on January 20, 1998.

(6) As reported in the Schedule 13G filed with the SEC on February 11, 1998.

     The following table sets forth, as of April 24, 1998, the number and percentage of outstanding shares of the Company's Common Stock beneficially owned by (i) each director, (ii) the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Executive Officers"), and (iii) all directors and executive officers as a group.

            NAME AND ADDRESS OF BENEFICIAL OWNER                 NUMBER      PERCENT
            ------------------------------------                ---------    -------
Michael R. Eisenson(1)......................................    1,985,902     37.8%
Tim R. Palmer(1)............................................    1,985,902     37.8%
Herbert S. Winokur, Jr.(2)..................................      805,938     15.4%
J. Roderick Heller III(3)...................................      165,290      3.1%
Mohammed A. Al-Tuwaijri(4)..................................       69,400      1.3%
Shekar Narasimhan(5)........................................       76,438      1.4%
Michael D. Ketcham(6).......................................       21,733         *
Douglas J. Moritz(7)........................................       17,900         *
Howard S. Perkins(7)........................................       17,067         *
Clarke B. Welburn(7)........................................       16,526         *
John D. Reilly(8)...........................................        5,033         *
All directors and executive officers as a group (19
  persons)(9)...............................................    3,354,517     60.3%

---------------

    * Less than 1%

(1) Includes: (i) all shares held by Demeter Holdings Corporation, (ii) 10,000 shares subject to options that are exercisable currently or within 60 days of the date of this Proxy Statement, and (iii) 102,671 shares of Common Stock owned by Phemus Corporation, an investment affiliate of Demeter Holdings Corporation. Messrs. Eisenson and Palmer disclaim beneficial ownership of all the shares held by Demeter or Phemus Corporation.

(2) Includes 727,013 shares beneficially owned by Capricorn Investors II, L.P. and 78,925 shares beneficially owned by Winokur Holdings, Inc.

(3) Includes 125,290 shares subject to options that are exercisable currently or within 60 days of the date of this Proxy Statement.

(4) Includes 5,000 shares subject to options that are exercisable currently or within 60 days of the date of this Proxy Statement.

(5) Includes 60,267 shares subject to options that are exercisable currently or within 60 days of the date of this Proxy Statement. Excludes 50,400 shares subject to options that are not exercisable within 60 days.

(6) Includes 16,733 shares subject to options that are exercisable currently or within 60 days of the date of this Proxy Statement. Excludes 12,600 shares subject to options that are not exercisable within 60 days.

(7) Includes 15,067 shares subject to options that are exercisable currently or within 60 days of the date of this Proxy Statement. Excludes 12,600 shares subject to options that are not exercisable within 60 days.

(8) Includes 5,000 shares subject to options that are exercisable currently or within 60 days of the date of this Proxy Statement.

(9) Includes: (i) 1,883,231 shares beneficially owned by Demeter Holdings Corporation and 120,671 shares beneficially owned by Phemus Corporation, an investment affiliate of Demeter Holdings Corporation, (ii) 727,013 shares beneficially owned by Capricorn Investors II, L.P., and 78,925 shares beneficially owned by Winokur Holdings, Inc., and (iii) 317,357 shares subject to options that are exercisable currently or within 60 days of the date of this Proxy Statement. Excludes 414,600 shares subject to options that are not exercisable within 60 days of the date of this Proxy Statement.

     During the fiscal year ended December 31, 1997, the Company underwent a change of control, which was effectuated on December 8, 1997. Prior to that date, all of the Company's Common Stock was held by NHP. On December 8, 1997, NHP distributed all of the issued and outstanding shares of the Company's Common Stock held by it to NHP shareholders, who each received one share of the Company's Common Stock for every three shares of NHP common stock owned by such NHP shareholder, with cash paid for any fractional shares (this transaction is referred to as the "Share Distribution" in this Proxy Statement). The Company's Common Stock was valued at $9.15 per share, but no separate consideration was paid for the shares of Company Common Stock received by NHP shareholders pursuant to the Share Distribution. As a result of the Share Distribution, Demeter Holdings Corporation, the Capricorn entities, and the individuals affiliated with those entities now have control over the Company, as set forth in the table above.

     As part of the Share Distribution, one of the Company's directors, Ann Torre Grant, resigned from the Board of Directors on December 8, 1997, and two new directors, Messrs. Winokur and Eisenson, joined the Company's Board of Directors.

                          PRICE RANGE OF COMMON STOCK

     Effective December 9, 1997, the Common Stock of the Company was listed for trading on the Nasdaq Stock Market under the symbol WMFG. The following table sets forth for the periods indicated the high intraday ask price and low intraday bid price of the Common Stock on the Nasdaq Stock Market.

1997                                                             HIGH       LOW
----                                                            ------    -------
Fourth Quarter (from December 9)............................    $14.50    $12.125

     As of April 20, 1998, there were approximately 258 stockholders of record of the Common Stock of the Company. This number does not include beneficial owners holding shares through nominee names. Based on information available to it, the Company believes it has more than 1500 beneficial owners of its Common Stock.

                             EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the compensation paid by the Company for services rendered during the years ended December 31, 1997 and 1996 to the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION         LONG TERM
                                       --------------------------   COMPENSATION       ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR    SALARY    BONUS(1)   OPTIONS(#)(2)   COMPENSATION(3)
---------------------------            ----   --------   --------   -------------   ---------------
Shekar Narasimhan...................   1997   $250,000   $175,000      84,000           $10,383
President and Chief Executive
  Officer                              1996    240,000    110,000      26,667             6,533

Michael D. Ketcham..................   1997    175,000     92,500      21,000             5,350
Executive Vice President, Chief
  Financial Officer and Treasurer      1996     20,118     70,000       8,333                 0

Douglas J. Moritz...................   1997    175,000     92,500      21,000            11,075
Executive Vice President               1996    165,000     70,000       6,667             5,675

Howard S. Perkins...................   1997    200,000    120,000      21,000             6,390
Executive Vice President               1996    195,000     70,000       6,667             2,730

Clarke B. Welburn...................   1997    160,000     92,500      21,000             7,765
Executive Vice President               1996    155,000     50,000       6,667             5,626

---------------

(1) The amounts reported for 1996 were paid in 1997, and the amounts reported for 1997 were paid in 1998.

(2) The options to acquire stock reported for 1996 were granted as options to acquire NHP common stock and were converted into options to acquire shares of the Company's Common Stock in connection with the Share Distribution.

(3) These amounts represent the Company's payment of life insurance premiums and matching contributions to the Company's 401(k) Retirement Plan and includes the difference between the market price per share and the $9.15 purchase price per share of 1,000 shares of common stock granted to each employee pursuant to The WMF Group, Ltd. Employee Stock Purchase Plan.

STOCK OPTIONS

     The following table sets forth certain information regarding options granted to the Named Executive Officers during the year ended December 31, 1997.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                                                                                              STOCK PRICE
                                             PERCENT OF                                    APPRECIATION FOR
                                           TOTAL OPTIONS                                      OPTION TERM
                               OPTIONS       GRANTED IN       EXERCISE      EXPIRATION   ---------------------
NAME                         GRANTED (#)   FISCAL YEAR(1)   PRICES ($/SH)      DATE       5%($)       10%($)
----                         -----------   --------------   -------------   ----------   --------   ----------
Shekar Narasimhan..........     1,000(2)        0.16%           $9.15        12/19/97    $  3,374   $    3,398
                               26,667(3)        4.38%           $6.92        03/31/06     307,956      530,003
                               84,000(4)       13.80%           $9.15        12/08/07     941,739    1,954,830

Michael D. Ketcham.........     1,000(2)        0.16%           $9.15        12/19/97       3,374        3,398
                                8,333(3)        1.37%           $6.73        11/18/06     105,509      189,529
                               21,000(4)        3.45%           $9.15        12/08/07     235,435      488,707

Douglas J. Moritz..........     1,000(2)        0.16%           $9.15        12/19/97       3,374        3,398
                                6,667(3)        1.10%           $6.92        03/31/06      76,992      132,506
                               21,000(4)        3.45%           $9.15        12/08/07     235,435      488,707

Howard S. Perkins..........     1,000(2)        0.16%           $9.15        12/19/97       3,374        3,398
                                6,667(3)        1.10%           $6.92        03/31/06      76,992      132,506
                               21,000(4)        3.45%           $9.15        12/08/07     235,435      488,707

Clarke B. Welburn..........     1,000(2)        0.16%           $9.15        12/19/97       3,374        3,398
                                6,667(3)        1.10%           $6.92        03/31/06      76,992      132,506
                               21,000(4)        3.45%           $9.15        12/08/07     235,435      488,707

---------------

(1) Percentages indicated are based on a total of 608,686 options (including options received upon conversion of NHP options) granted to 287 employees during the fiscal year ended December 31, 1997.

(2) These options were fully vested and immediately exercisable on the grant date of December 8, 1997.

(3) The options to acquire common stock of NHP were converted into these options to acquire the Company's Common Stock at the time of the Share Distribution.

(4) These options vest in five equal installments beginning on December 8, 1997, with the second installment on January 31, 1998, and subsequent installments on January 31 of each of the following three years.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information regarding unexercised and exercised options held by the Named Executive Officers on December 31, 1997.

                      AGGREGATED OPTION EXERCISES IN 1997
                        AND YEAR-END 1997 OPTION VALUES

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS               IN THE MONEY OPTIONS AT
                           SHARES                        AT DECEMBER 31, 1997          DECEMBER 31, 1997(1)
                         ACQUIRED ON      VALUE       ---------------------------   ---------------------------
NAME                     EXERCISE(#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   ------------   -----------   -------------   -----------   -------------
Shekar Narasimhan.....      1,000         $3,850        43,467         67,200        $205,082       $225,120
Michael D. Ketcham....      1,000          3,850        12,533         16,800          62,151         56,280
Douglas J. Moritz.....      1,000          3,850        10,867         16,800          51,272         56,280
Howard S. Perkins.....      1,000          3,850        10,867         16,800          51,272         56,280
Clarke B. Welburn.....      1,000          3,850        10,867         16,800          51,272         56,280

---------------

(1) Calculated based on the Nasdaq National Market closing price of the underlying Common Stock on December 31, 1997 of $12.50, minus the exercise price.

EMPLOYMENT AND RELATED CONTRACTS

     Except as described below, none of the Named Executive Officers has an employment contract with the Company.

     Pursuant to a letter agreement with the Company dated October 25, 1996, Mr. Ketcham received an annual base salary of $175,000 and a cash incentive bonus of $92,500 for the year ended December 31, 1997.

     Each of the Named Executive Officers has entered into a Key Employee Incentive Award Agreement with the Company, pursuant to which the Named Executive Officer's unvested options will vest immediately and in their entirety upon a "transfer of control" of the Company (as defined below). Additionally, the Company provides certain severance arrangements for its Named Executive Officers in the Key Employee Incentive Award Agreements. If a Named Executive Officer is terminated without "cause" (as defined below), that officer will be paid his then current salary for two years in the case of Mr. Narasimhan as Chief Executive Officer ("CEO"), or for one year in the case of Messrs. Ketcham, Moritz, Perkins and Welburn as Executive Vice Presidents ("EVPs"). If a Named Executive Officer's employment is terminated within 180 days of a "transfer of control" of the Company (as defined below), Mr. Narasimhan, as the CEO, would be paid his then current salary for three years and Messrs. Ketcham, Mortiz, Perkins and Welburn, as EVPs, would each be paid their then current salary for two years. The Company has required each of the Named Executive Officers to agree to refrain from competing in the business of mortgage origination and servicing during his employment with the Company and, after such employment is terminated, for the greater of one year or the period during which such officer is receiving severance benefits. In addition, the Company has required the Named Executive Officers to agree to refrain from disclosing confidential information about the Company during their employment and indefinitely thereafter.

     For purposes of the arrangements described in the above paragraph, "cause" means (i) the engaging by the officer in any act of dishonesty in connection with the performance of his or her employment duties and responsibilities, (ii) the conviction of the officer of a felony, (iii) the failure of the officer to perform his or her duties or responsibilities or (iv) the inability of the officer to perform his duties or responsibilities for a period of more than 120 consecutive days due to physical or mental illness or incapacity. For purposes of the arrangements described in the above paragraph, "transfer of control" means (i) a transfer of a majority of the Company's voting stock outstanding on the day of the transfer, (ii) a sale of substantially all of the Company's assets to any entity or person unaffiliated with the Company, (iii) the consolidation of the Company with, or its merger into, any unaffiliated corporation or (iv) the dissolution of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors has created a Compensation Committee which consists of Messrs. Eisenson and Winokur. The Compensation Committee is charged with determining the compensation of all executive officers upon consultation with the Chairman of the Board. No member of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. Mr. Eisenson and Mr. Winokur are officers of Demeter Holdings Corporation ("Demeter") and Capricorn Investors II, L.P. ("Capricorn"), respectively, the controlling shareholders of the Company. Demeter and Capricorn have engaged in a variety of transactions with the Company, as described under "Certain Relationships and Related Transactions."

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq National Market Index and the Standard Industrial Classification Industry Index of Mortgage Bankers & Loan Correspondents, for the period commencing December 9, 1997 and ending March 31, 1998.

           COMPARE CUMULATIVE TOTAL RETURN AMONG THE WMF GROUP, LTD.,
                     NASDAQ MARKET INDEX AND SIC CODE INDEX

                                   [GRAPH]

                                                              12/09/97   12/31/97   03/31/98
                                                              --------   --------   --------
The WMF Group, Ltd. ........................................   100.00      89.29     194.64
SIC Code Index..............................................   100.00     104.11     117.54
Nasdaq National Market Index................................   100.00      98.35     115.26

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of non-management directors. The Chief Executive Officer of the Company initiates recommendations with respect to base salary, bonus, and stock option awards for all executive officers other than himself for the Committee's review. The Committee determines the compensation paid or awarded to the Company's executive officers.

     The Committee's goal is to attract, motivate, and retain an executive management team that can take full advantage of the Company's opportunities for growth and achieve long-term success in an increasingly competitive business environment, thereby increasing stockholder value. The Committee believes that linking a significant portion of an executive's current and potential net worth to the Company's success, as reflected in the stock price, ensures that the interests of management are closely aligned with that of shareholders. Accordingly, the Company maintains a stock option plan and intends to implement stock ownership guidelines for all executive and senior officers. The guidelines will require such officers to purchase a minimum number of the Company's shares and to achieve additional established ownership goals over a set period of years, with progress toward meeting those goals reviewed annually. Achievement of guideline levels of ownership will be considered when future long-term incentive or bonus awards are made.

     In deciding on initial base salary for an individual, the Committee considers determinants of the individual's market value, including experience, education, accomplishments and reputation, as well as the level of responsibility to be assumed. The Committee's approach is to offer salaries it believes to be fair and competitive with those of executives with similar responsibilities at companies it considers to be comparable in terms of assets, net revenues, and cash flows, based upon such information as the Committee may acquire from annual reports and proxy materials of such other companies, business and industry publications, and other sources as may be available from time to time. In deciding whether to increase the compensation of an individual, the Committee considers the overall contribution of the employee to the performance of the Company, experience gained by the employee, and market conditions.

     In determining annual bonuses, the Committee considers each individual's area of responsibility and the specific goals that were achieved in that area of responsibility. For any given executive officer, such goals may include growth in the Company's earnings before interest, taxes, depreciation and amortization, growth in the Company's revenues generated on either an absolute or per unit basis, and completion of major acquisitions or other significant corporate transactions that promote achieving the Company's objectives.

     In addition to base salary and bonuses, the Committee recommends the award of stock options under the Company's Key Employee Incentive Plan. In that regard, during the fiscal year ended December 31, 1997 and primarily in connection with the Share Distribution, the Committee granted options (including options received upon conversion of NHP options) to purchase 392,917 shares of common stock to the executive officers. The determination to award options on initial employment is based on the same factors as initial salary award. The determination to award additional options is based primarily on such individual's performance and as an incentive for future performance.

     Applying these factors to each individual's case is a judgment process, exercised by the Committee with the advice of management. No specific relationship exists between the Company's performance and the compensation of an individual executive officer. There is no intent to relate compensation to the Company's stock price performance, either absolute or relative to peer groups, except as that relationship is implicit in the stock-based compensation plans.

     Chief Executive Officer's Compensation. For Mr. Narasimhan's services as the Company's president and chief executive officer, his compensation has been determined in accordance with the compensation policies outlined above. The Committee awarded Mr. Narasimhan a bonus of $175,000 for the fiscal year ended December 31, 1997. In addition, effective January 1, 1997, Mr. Narasimhan's base salary was increased from $240,000 to $250,000 per year. The increase in salary was based on the performance of the Company in 1996. The bonus was based on the Committee's assessment of Mr. Narasimhan's role in the Company's performance in 1997. In particular, the Committee considered Mr. Narasimhan's leadership in successfully completing the Company's spin-off from NHP, significantly increasing the size of the Company's loan production and servicing portfolio, and implementing the Company's objective of growth through acquisitions in the commercial lending servicing markets.

     Compensation Deduction Limit. The Committee has considered the $1 million limit on deductible executive compensation that is not performance-based. The Committee does not believe that the $1 million limit will prevent the Company from deducting any executive compensation expenses established in 1997.

                                                         Herbert S. Winokur, Jr.
                                                         Michael R. Eisenson

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the year ended December 31, 1997, the Company engaged in the following transactions and is a party to the following agreements with entities in which its directors or executive officers have the interests described.

     Prior to the Share Distribution on December 8, 1997 (the "Share Distribution"), the Company was a wholly-owned subsidiary of NHP. Messrs. Heller and Palmer were directors of both the Company and NHP, and Mr. Heller was President and Chief Executive Officer of NHP and Chairman of the Board of Directors of the Company. Following the Share Distribution, Messrs. Heller and Palmer -- as well as Messrs. Eisenson and Winokur (who were directors of NHP until May 6, 1997) -- have served as directors of the Company. As of December 8, 1997, the Company owed NHP approximately $8 million as a result of loans made by NHP to the Company to fund the acquisition of Proctor and Askew. As of December 8, 1997, the Company also owed NHP approximately $900,000 in respect of taxes paid by NHP on the Company's behalf. These amounts, net of any cumulative free cash flow produced by NHP between February 1, 1997 and December 8, 1997, were repaid in connection with the Share Distribution on December 8, 1997.

     On April 21, 1997, Capricorn Investors II, L.P. ("Capricorn II") agreed to acquire 546,448 shares of the Company's Common Stock at a price of $9.15 per share, or $5,000,000 in aggregate, following the consummation of the Share Distribution. Capricorn II closed the purchase of those shares on December 8, 1997. In connection with the purchase, the Company registered the sale of these shares by Capricorn II under the Securities Act of 1933, as amended, subject to certain limitations. Mr. Winokur is the manager of the general partner of Capricorn II.

     In connection with the Share Distribution, Demeter Holdings Corporation ("Demeter") and Capricorn Investors, L.P. ("Capricorn I") each agreed not to purchase any shares of the Company's Common Stock at a price of less than $9.15 per share before April 1, 1998 and, except in certain situations, until December 8, 1998, not to sell, in one or more related transactions, more than 50% of the shares held by it at the time of the Share Distribution (i.e., December 8, 1997) without requiring the purchaser of the shares to offer to purchase the shares of all holders of the Company's Common Stock or to propose a merger, each on terms comparable to those on which Demeter or Capricorn I, as the case may be, agreed to sell its shares of the Company's Common Stock. In addition, Capricorn II agreed that it would not purchase any shares of Common Stock on the open market before March 8, 1998 unless it had been notified by the Company that the Company would not be buying any shares of Common Stock in open market transactions. In January 1998, Capricorn II acquired an aggregate of 150,565 shares of Common Stock in several open market transactions for an aggregate purchase price of $1,991,307. Capricorn II also agreed that, if during the period from December 8, 1997 to December 8, 1998 it (together with its affiliates, which does not include Capricorn I for this purpose) is the single largest stockholder of the Company and holds more than 20% of the shares of Common Stock, it would not sell, in one or more related transactions, more than 50% of the shares held by it at the time of the sale without requiring the purchaser of the shares held by it at the time of the sale to offer to purchase the shares of all holders of Common Stock or propose a merger, each on terms comparable to those on which Capricorn II sells such shares.

     In addition, since the Share Distribution, the Company has had certain other arrangements with NHP. Following the Share Distribution, the Company and NHP (which is now a wholly-owned subsidiary of Apartment Investment and Management Company ("AIMCO") and its unconsolidated subsidiaries) have operated independently, and neither has any stock ownership, beneficial or otherwise, in the other. For the purposes of governing certain of the ongoing relationships between the Company and NHP after the Share Distribution, and to provide mechanisms for an orderly transition, the Company and NHP entered into an agreement (the "Contribution Agreement") on December 4, 1997, a Separation Agreement (the "Separation Agreement") and a Tax Sharing Agreement (the "Tax Sharing Agreement") on December 8, 1997. The Contribution Agreement, Separation Agreement and Tax Sharing Agreement were agreed to while the Company was a wholly-owned subsidiary of NHP and therefore the terms of such agreements may not be the same as they would have been if the agreements were the result of arms'-length negotiations between independent parties.

     Under the Contribution Agreement, NHP agreed to pay the Company the amount that NHP's free cash flow from February 17, 1997 until December 8, 1997 exceeded NHP's transaction costs incurred in connection with NHP's merger with and into a wholly owned subsidiary of AIMCO. On December 8, 1997, NHP paid the Company $6,500,000 to satisfy this obligation in full.

     The Separation Agreement provides for cross indemnification designed to place with the Company responsibility for liabilities of the business carried on by the Company prior to the Share Distribution and to place on NHP responsibility for liabilities of all other business carried on by NHP prior to the Share Distribution. In addition, the Separation Agreement provides for indemnification by the Company of NHP and its officers, directors and controlling persons relating to the Information Statement/Prospectus filed as part of the registration statement pursuant to which the Company's Common Stock was registered with the Securities and Exchange Commission, except as to certain matters, for which NHP is expected to indemnify the Company. The Separation Agreement also provides for the amendment of all options to acquire NHP common stock ("NHP Options") issued to NHP employees, officers and directors so that each NHP Option was converted into an adjusted NHP Option and an option to acquire the Company's Common Stock.

     The Tax Sharing Agreement provides for the payment by the Company to NHP of tax liabilities of the Company, computed on a stand-alone basis, for periods when the Company was affiliated with NHP, and for certain procedural matters relating to the preparation of tax returns and responses to Internal Revenue Service proceedings relating to taxes incurred by NHP or the Company on or before May 9, 1997.

     On April 1, 1998, the Company entered into an Option Agreement with Carbon Capital Management, L.L.C. ("CCM") to acquire substantially all of the assets of CCM. The option is exercisable only between March 5, 1999 and March 20, 1999 and the purchase price for the option and the assets (all of which is payable in cash, or cash and stock of the Company, upon closing of the purchase of the assets) is $1,750,000. Mr. Clarfield owns in excess of 45% of the equity interests of CCM and Mr. Sonnenberg owns 45% of the equity interests of CCM. The purchase price of the assets was determined in arms-length negotiations with Messrs. Clarfield and Sonnenberg before they became executive officers of the Company.

                             FINANCIAL INFORMATION

     The audited financial statements and related financial and business information of the Company for its fiscal years ended December 31, 1997, 1996 and 1995 (except that the Annual Report does not have a 1995 Balance Sheet) are contained in the Company's Annual Report, a copy of which is being delivered to Shareholders with this Proxy Statement.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Based solely on its review of the copies of such reports received by it, the Company believes that during the fiscal year ended December 31, 1997, all filing requirements applicable to its officers, directors and such 10% beneficial owners were complied with, except that the Forms 3 required with respect to each of Messrs. Al-Tuwaijri, Moritz, Heller, Whelan, Narasimhan, Ketcham, Reilly and Ms. Grant and NHP were filed late. In each case, only one filing was late and resulted from the Company's registration statement on Form 10 becoming effective under the Securities Exchange Act of 1934, as amended, prior to the Company's initial registration statement under the Securities Act of 1933, as amended, becoming effective.

                             ADJOURNMENT OF MEETING

     In the event that sufficient votes in favor of the election of the nominees for director (the "Nominees") or any other matter presented hereunder are not received by June 16, 1998, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the shares cast on the question, in person or by proxy, at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies that they are entitled to vote in favor of the Nominees and all other such matters. They will vote against any such adjournment those proxies withholding authority to vote on any Nominee and voting against or abstaining with respect to all other such matters. The Company will pay the costs of any additional solicitation and of any adjourned meetings.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders must be received at WMF's principal executive offices not later than December 31, 1998.

                                            By Order of the Board of Directors,

                                          /s/BARBARA EKSTROM
                                             Barbara Ekstrom, Secretary

April 30, 1998

     THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

                                                                       EXHIBIT A

                              THE WMF GROUP, LTD.
                       1998 EMPLOYEE STOCK PURCHASE PLAN

PURPOSE The WMF Group, Ltd. 1998 Employee Stock Purchase Plan (the "1998 ESPP" or the "Plan") provides employees of The WMF Group, Ltd. (the "Company") and selected Company Subsidiaries with an opportunity to become owners of the Company through the purchase of shares of the Company's common stock (the "Common Stock"). The Company intends this Plan to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and its terms should be construed accordingly. The Plan is effective as of July 1, 1998.

ELIGIBILITY                  An Employee whom the Company or an Eligible
                             Subsidiary has employed for at least one full month as of the first day of a Payroll Deduction Period is eligible to participate in the 1998 ESPP for that Payroll Deduction Period; provided, however, that an Employee may not make a purchase under the 1998 ESPP if such purchase would result in the Employee's owning Common Stock possessing 5% or more of the total combined voting power or value of the Company's outstanding stock. For purposes of determining an individual's amount of stock ownership, any options to acquire shares of Company
                             Common Stock are counted as shares of stock, and the attribution rules of Section 424(d) of the Code apply.

                             Employee means any person employed as a common law employee of the Company or an Eligible Subsidiary. Employee excludes anyone who, with respect to any particular period of time, was not treated initially on the payroll records as a common law employee.

ADMINISTRATOR                The Compensation Committee of the Board of
                             Directors (the "Board") of the Company, or such other committee as the Board designates (the
                             "Committee"), will administer the 1998 ESPP. The
                             Committee is vested with full authority and discretion to make, administer, and interpret such rules and regulations as it deems necessary to administer the 1998 ESPP (including rules and regulations deemed necessary in order to comply with the requirements of Section 423 of the Code).
                             Any determination or action of the Committee in connection with the administration or interpretation of the 1998 ESPP shall be final and binding upon each Employee, Participant and all persons claiming under or through any Employee or Participant.

                             Without shareholder consent and without regard to whether the actions might adversely affect Participants, the Committee (or the Board) may change the Payroll Deduction Periods,

                                  limit or increase the frequency and/or number of changes in the amounts withheld during a Payroll Deduction Period,

                                  establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount the Participant designated to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant's Compensation, delegate its functions (other than those with respect to setting Payroll Deduction Periods or determining the price of stock and the number of shares to be offered under the Plan) to officers or employees of the Company, and establish such other limitations or procedures as it determines in its sole discretion to be advisable and consistent with the Plan.

                             The Committee may also increase the price provided in Step 2 under GRANTING OF OPTIONS below (by decreasing the discount and/or by designating that the price is determined as of either the beginning or the ending date of a Payroll Deduction Period or the lower of both rather than as of the beginning date) for Payroll Deduction Periods beginning after committee action.

PAYROLL DEDUCTION PERIOD     Payroll Deduction Periods are successive calendar
                             quarters beginning January 1, April 1, July 1, and
                             October 1, and the first such period under the Plan will begin on July 1, 1998.

PARTICIPATION                An eligible Employee may become a "Participant" for
                             a Payroll Deduction Period by completing an authorization notice and delivering it to the Committee through the Company's Human Resources
                             Department within a reasonable period of time before the first day of such Payroll Deduction
                             Period. The Committee will send to each new
                             Employee who satisfies the rules in ELIGIBILITY above a notice advising the Employee of his or her right to participate in the 1998 ESPP for the following Payroll Deduction Period. All
                             Participants receiving options under the 1998 ESPP will have the same rights and privileges.

METHOD OF PAYMENT            A Participant may contribute to the 1998 ESPP
                             through payroll deductions, as follows:

                             The Participant must elect on an authorization notice to have deductions made from his Compensation for each payroll period during the Payroll Deduction Period at a rate of at least 1% of such Compensation. Compensation under the Plan means an Employee's regular compensation, including overtime, bonuses, and commissions, from the Company or an Eligible Subsidiary paid during a Payroll Deduction Period.

                             All payroll deductions will be credited to the Participant's account under the 1998 ESPP. No interest will accrue on the account.

                             Payroll deductions will begin on the first payday coinciding with or following the first day of each Payroll Deduction Period and will end with the last payday preceding or coinciding with the end of that Payroll Deduction Period, unless the Participant sooner withdraws as authorized under WITHDRAWALS below.

                             A Participant may not alter the rate of payroll deductions during the Payroll Deduction Period.

                             The Company may use the consideration it receives for general corporate purposes.

GRANTING OF OPTIONS          On the first day of each Payroll Deduction Period,
                             a Participant will receive options to purchase a number of shares of Common Stock with funds withheld from their Compensation. Such number of shares will be determined at the end of the Payroll
                             Deduction Period according to the following procedure:

                             Step 1 -- Determine the amount the Company withheld from Compensation since the beginning of the Payroll Deduction Period;

                             Step 2 -- Determine the "Purchase Price" to be the amount that represents 95% of the Fair Market Value of a share of Common Stock on the first day of the Payroll Deduction Period (provided that the Committee can change the price before a Payroll Deduction Period begins but not below the lower of the Fair Market Value of a share of Common Stock on the (I) first day of the Payroll Deduction Period, or (II) the last day of the Payroll Deduction Period); and

                             Step 3 -- Divide the amount determined in Step 1 by the amount determined in Step 2.

FAIR MARKET VALUE            The Fair Market Value of a share of Common Stock
                             for purposes of the Plan as of the date described in Step 2 will be determined as follows:

                                  if the Common Stock is traded on a national securities exchange, the closing sale price on that date;

                                  if the Common Stock is not traded on any such exchange, the closing sale price as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") for such date;

                                  if no such closing sale price information is available, the average of the closing bid and asked prices as reported by Nasdaq for such date;

                                  if there are no such closing bid and asked prices, the average of the closing bid and asked prices as reported by any other commercial service for such date; or

                                  if there is no established market for the Common Stock, the value as determined in good faith by the Committee.

                             For January 1 and any other date described in Step 2 that is not a trading day, the Fair Market Value of a share of Common Stock for such date shall be determined by using the closing sale price or the average of the closing bid and asked prices, as appropriate, for the immediately preceding trading day.

                             No Participant shall receive options:

                                  if, immediately after the grant, that
                                  Participant would own shares, or hold
                                  outstanding options to purchase shares, or both, possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or any Subsidiaries (as defined below); or

                                  that permit the Participant to purchase shares under all employee stock purchase plans of the Company and any Subsidiary with a Fair Market Value (determined at the time the options are granted) that exceeds $25,000 in any calendar year.

EXERCISE OF OPTION           Unless a Participant effects a timely withdrawal
                             pursuant to the WITHDRAWAL paragraph below, his option for the purchase of shares of Common Stock during a Payroll Deduction Period will be automatically exercised as of the last day of the Payroll Deduction Period for the purchase of the maximum number of shares (including fractional shares) that the sum of the payroll deductions credited to the Participant's account during such Payroll Deduction Period can purchase pursuant to the formula specified in GRANTING OF OPTIONS.

DELIVERY OF COMMON STOCK     As soon as administratively feasible after the
                             options are used to purchase Common Stock, the Company will deliver to each Participant or, in the alternative, to an agent or custodian that the Committee designates, the shares of Common Stock the Participant purchased upon the exercise of the option. If delivered to an agent or custodian, the agent or custodian may hold the shares in nominee name and may commingle shares held in its custody in a single account or stock certificate without identification as to individual Participants. If shares are delivered to a custodian, the Participant may elect at any time thereafter to take possession of the shares or to have the Committee deliver the shares to any brokerage firm.
                             The Committee may, in its discretion, establish a program for cashless sales of Common Stock received under the 1998 ESPP.

SUBSEQUENT OFFERINGS         A Participant will be deemed to have elected to
                             participate in each subsequent Payroll Deduction
                             Period following his initial election to participate in the 1998 ESPP, unless the Participant files a written withdrawal notice with the Human Resources Department at least ten days before the beginning of the Payroll Deduction
                             Period as of which the Participant desires to withdraw from the 1998 ESPP.

WITHDRAWAL FROM THE PLAN     A Participant may withdraw all, but not less than
                             all, payroll deductions credited to his account for a Payroll Deduction Period before the end of such Payroll Deduction Period by delivering a written notice to the Human Resources Department on behalf of the Committee at least thirty days before the end of such Payroll Deduction Period. A Participant who for any reason, including retirement, termination of employment, or death, ceases to be an Employee before the last day of any Payroll
                             Deduction Period will be deemed to have withdrawn from the 1998 ESPP as of the date of such cessation.

                             Upon the withdrawal of a Participant from the 1998 ESPP, his outstanding options under the 1998 ESPP will immediately terminate.

                             If a Participant withdraws from the 1998 ESPP for any reason, the Company will pay to the Participant all payroll deductions credited to his account or, in the event of death, to the persons designated as provided in

                             DESIGNATION OF BENEFICIARY, as soon as
                             administratively feasible after the date of such withdrawal, and no further deductions will be made from the Participant's Compensation.

                             A Participant who has elected to withdraw from the 1998 ESPP may resume participation in the same manner and pursuant to the same rules as any Employee making an initial election to participate in the ESPP, (i.e., he may elect to participate in the next following Payroll Deduction Period so long as he or she files the authorization form by the deadline for that Payroll Deduction Period). Any Participant who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and who withdraws from the 1998 ESPP for any reason will only be permitted to resume participation in a manner that will permit transactions under the 1998 ESPP to continue to be exempt within the meaning of Rule 16b-3, as issued under the Exchange Act.

STOCK SUBJECT TO PLAN        The shares of Common Stock that the Company will
                             sell to Participants under the 1998 ESPP will be shares of authorized but unissued Common Stock or shares held as treasury stock. The maximum number of shares made available for sale under the 1998
                             ESPP will be 400,000 (subject to the provisions in ADJUSTMENTS UPON CHANGES IN CAPITAL STOCK below).
                             If the total number of shares for which options are to be exercised in a Payroll Deduction Period exceeds the number of shares then available under the 1998 ESPP, the Company will make, so far as is practicable, a pro rata allocation of the shares available.

                             A Participant will have no interest in shares covered by his option until the Participant exercises the option.

                             Shares that a Participant purchases under the 1998 ESPP will be registered in the name of the Participant or, at the Participant's election, in street name.

REPORTS Individual accounts will be maintained for each Participant. Statements of account will be given to Participants at least annually, and those statements will set forth the amount of payroll deductions, the exercise price, interest credited, the number of shares purchased, and the remaining cash balance, if any.

ADJUSTMENTS UPON CHANGES IN
  CAPITAL STOCK              Subject to any required action by the Company
                             (which it shall promptly take) or its stockholders, and subject to the provisions of applicable corporate law, if, during a Payroll Deduction
                             Period,

                                  the outstanding shares of Common Stock
                                  increase or decrease or change into or are exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in such Common Stock occurs without the Company's receiving consideration,

                             the Committee will make a proportionate and appropriate adjustment in the number of shares of Common Stock underlying the options, so that the proportionate interest of the Participant immediately following such event will, to the extent practicable, be the same as immediately before such event. Any such adjustment to the options will not change the total price with respect to shares of Common Stock underlying the Participant's election but will include a corresponding proportionate adjustment in the price of the Common Stock, to the extent consistent with Section 424 of the Code.

                             The Committee will make a commensurate change to the maximum number and kind of shares provided in the STOCK SUBJECT TO PLAN section.

                             Any issue by the Company of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class, will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock subject to any options or the price to be paid for stock except as this ADJUSTMENTS section specifically provides. The grant of an option under the Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

SUBSTANTIAL CORPORATE
  CHANGE Upon a Substantial Corporate Change, the Plan and the offering will terminate unless provision is made in writing in connection with such transaction for the assumption or continuation of outstanding elections, or the substitution for such options or grants of any options covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the options will continue in the manner and under the terms so provided.

                             If an option would otherwise terminate pursuant to the preceding sentence, the optionee will have the right, at such time before the consummation of the transaction causing such termination as the Board reasonably designates, to exercise any unexercised portions of the option. However, the Board may determine that allowing such exercise before the end of the Payroll Deduction Period will not occur if the election would render unavailable "pooling of interest" accounting for any reorganization, merger, or consolidation of the Company.

                             A Substantial Corporate Change means the

                                  dissolution or liquidation of the Company,

                                  merger, consolidation, or reorganization of the Company with one or more corporations in which the Company is not the surviving corporation,

                                  the sale of substantially all of the assets of the Company to another corporation, or any transaction (including a merger or
                                  reorganization in which the Company survives) approved by the Board that results in any person or entity (other than any affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all classes of stock of the Company.

DESIGNATION OF BENEFICIARY   A Participant may file with the Committee a written
                             designation of a beneficiary who is to receive any payroll deductions credited to the Participant's account under the 1998 ESPP or any shares of Common
                             Stock owed to the Participant under the 1998 ESPP if the Participant dies. A Participant may change a beneficiary at any time by filing a notice in writing with the Human Resources Department on behalf of the Committee.

                             Upon the death of a Participant and upon receipt by the Committee of proof of the identity and existence of the Participant's designated beneficiary, the Company shall deliver such cash or shares, or both, to the beneficiary. If a Participant dies and is not survived by a beneficiary that the Participant designated in accordance with the immediate preceding paragraph, the Company will deliver such cash or shares, or both, to the personal representative of the estate of the deceased Participant. If, to the knowledge of the Committee, no personal representative has been appointed within 90 days following the date of the Participant's death, the Committee, in its discretion, may direct the Company to deliver such cash or shares, or both, to the surviving spouse of the deceased Participant, or to any one or more dependents or relatives of the deceased Participant, or if no spouse, dependent or relative is known to the Committee, then to such other person as the Committee may designate.

                             No designated beneficiary may acquire any interest in such cash or shares before the death of the Participant.

SUBSIDIARY EMPLOYEES         Employees of Eligible Subsidiaries will be entitled
                             to participate in the 1998 ESPP.

                             Eligible Subsidiary means each of the Company's Subsidiaries, except as the Board or Committee otherwise specifies. Subsidiary means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time an option is granted to a Participant under the 1998 ESPP, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

TRANSFERS ASSIGNMENTS, AND
  PLEDGES A Participant may not assign, pledge, or otherwise dispose of payroll deductions credited to the Participant's account or any rights to exercise an option or to receive shares of Common Stock under the 1998 ESPP other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined in the Employee Retirement Income Security Act. Any other attempted assignment, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw under the WITHDRAWAL section.

AMENDMENT OR TERMINATION OF
  PLAN The Board of Directors of the Company or the Committee may at any time terminate or amend the 1998 ESPP. Any amendment of the 1998 ESPP that (i) materially increases the benefits to Participants,
                             (ii) materially increases the number of securities that may be issued under the 1998 ESPP, or (iii) materially modifies the eligibility requirements for participation in the 1998 ESPP must be approved by the shareholders of the Company to take effect. The Company shall refund to each Participant the amount of payroll deductions credited to his account as of the date of termination as soon as administratively feasible following the effective date of the termination.

EFFECT ON OTHER PLANS        Whether exercising or receiving an award causes the
                             participant to accrue or receive additional benefits under any pension or other plan is governed solely by the terms of such other plan.

NOTICES All notices or other communications by a Participant to the Committee or the Company shall be deemed to have been duly given when the Human Resources Department or the Secretary of the Company receives them or when any other person the Company designates receives the notice or other communication in the form the Company specifies.

GENERAL ASSETS               Any amounts the Company invests or otherwise sets
                             aside or segregates to satisfy its obligations under this 1998 ESPP will be solely the Company's property (except as otherwise required by Federal or state wage laws), and the optionee's claim against the Company under the 1998 ESPP, if any, will be only as a general creditor. The optionee will have no right, title, or interest whatever in or to any investments that the Company may make to aid it in meeting its obligations under the 1998
                             ESPP. Nothing contained in the 1998 ESPP, and no action taken pursuant to its provisions, will create or be construed to create an implied or constructive trust of any kind or a fiduciary relationship between the Company and any Employee, Participant, former Employee, former Participant, or any beneficiary.

PRIVILEGES OF STOCK
  OWNERSHIP                  No Participant and no beneficiary or other person
                             claiming under or through such Participant will have any right, title, or interest in or to any shares of Common Stock allocated or reserved under the Plan except as to such shares of Common Stock, if any, that have been issued to such Participant.

TAX WITHHOLDING              To the extent that a Participant realizes ordinary
                             income in connection with a sale or other transfer of any shares of Common Stock purchased under the Plan or the crediting of interest to an account, the Company may withhold amounts needed to cover such taxes from any payments otherwise due to the Participant. Any Participant who sells or otherwise transfers shares purchased under the Plan within two years after the beginning of the Payroll
                             Deduction Period in which he purchased the shares must, within 30 days of such transfer, notify the Company's Payroll Department in writing of such transfer.

LIMITATIONS ON LIABILITY     Notwithstanding any other provisions of the 1998
                             ESPP, no individual acting as a director, employee, or agent of the Company shall be liable to any Employee, Participant, former Employee, former
                             Participant, or any spouse or beneficiary for any claim, loss, liability, or expense incurred in connection with the 1998 ESPP, nor shall such individual be personally liable because of any contract or other instrument he executes in such other capacity. The Company will indemnify and hold harmless each director, employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the 1998 ESPP has been or will be delegated, against any cost or expense (including attorneys' fees) or liability
                             (including any sum paid in settlement of a claim with the Board's approval) arising out of any act or omission to act concerning this 1998 ESPP unless arising out of such person's own fraud or bad faith.

NO EMPLOYMENT CONTRACT       Nothing contained in this Plan constitutes an
                             employment contract between the Company or an Eligible Subsidiary and any Employee. The 1998 ESPP does not give an Employee any right to be retained in the Company's employ, nor does it enlarge or diminish the Company's right to terminate the Employee's employment.

DURATION OF ESPP             Unless the Company's Board extends the Plan's term,
                             no Payroll Deduction Period will begin after June
                             30, 2008.

APPLICABLE LAW               The laws of the Commonwealth of Virginia (other
                             than its choice of law provisions) govern the 1998
                             ESPP and its interpretation.

LEGAL COMPLIANCE             The Company will not issue any shares of Common
                             Stock under the Plan until the issuance satisfies all applicable requirements imposed by Federal and state securities and other laws, rules, and regulations, and by any applicable regulatory agencies or stock exchanges. To that end, the Company may require the optionee to take any reasonable action to comply with such requirements before issuing such shares. No provision in the Plan or action taken under it authorizes any action that Federal or state laws otherwise prohibit.

                             The Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, ("Securities Act") and the Securities Exchange Act of 1934, as amended, and all regulations and rules that the Securities and Exchange Commission issues under those laws, including specifically Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Committee and the Board must administer the Plan, and Participants may purchase Common Stock, only in a way that conforms to such laws, rules, and regulations. To the extent permitted by applicable law, the Plan and any offers will be deemed amended to the extent necessary to conform to such laws, rules, and regulations.

APPROVAL OF SHAREHOLDERS     The 1998 ESPP must be submitted to the shareholders
                             of the Company for their approval within 12 months after the Board of Directors of the Company adopts the 1998 ESPP. The adoption of the 1998 ESPP is conditioned upon the approval of the shareholders of the Company, and failure to receive their approval will render the 1998 ESPP and any outstanding options thereunder void and of no effect.

WMF75 1                                 DETACH HERE

[X] Please mark
    votes as in
    this example.

    The Board of Directors recommends a vote FOR the nominees identified in
    Item 1 and FOR Items 2 and 3.

    1. Election of seven directors for a term expiring in 1998 as set forth in the Proxy Statement.
                                                                                                                 FOR AGAINST ABSTAIN
       Nominees:  J. Roderick Heller III, Shekar Narasimhan,                  2. Approval and Adoption of the    [ ]    [ ]    [ ]
       Mohammed A. Al-Tuwaijri, Michael R. Elsenson, Tim R. Palmer,              Employee Stock Purchase Plan.
       John D. Reilly, Herbert S. Winokur, Jr.

                       [ ] FOR   [ ] WITHHELD                                 3. Ratification of the Appointment [ ]    [ ]    [ ]
                           ALL       FROM ALL                                    of KPMG Peat Marwick LLP as
                        NOMINEES     NOMINEES                                    Independent Auditors.

[ ]  ------------------------------------------
        For all nominees except as noted above

                                                                              MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]

                                                                              Please mark, sign and date, and return the proxy
                                                                              card promptly using the enclosed envelope.

                                                                              Please sign exactly as name appears hereon.  When
                                                                              shares are held by joint tenants, both should sign.
                                                                              When signing as attorney, executor, administrator,
                                                                              trustee or guardian, please give full title as
                                                                              such.  If a corporation, please give the full
                                                                              corporate name and have a duly authorized officer
                                                                              sign, stating such officer's title.  If a
                                                                              partnership, please sign in the partnership name
                                                                              by an authorized person.

Signature:                              Date:                     Signature:                                    Date:
          ----------------------------       -------------------                -----------------------------        --------------

WMF75                              DETACH HERE



                                     PROXY


                              THE WMF GROUP, LTD.

This proxy is solicited on behalf of the Board of Directors.

     The undersigned hereby appoints Shekar Narasimhan and Barbara Ekstrom, or either of them, as attorney-in-fact, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of The WMF Group, Ltd. ("WMF"), which the undersigned is entitled to vote at the annual meeting of stockholders of WMF to be held on June 16, 1998 at WMF's offices at 1593 Spring Hill Road, Vienna, Virginia 22182, at 10:00 a.m. or any adjournment thereof.

             SIDE NOT VALID UNLESS DATED AND SIGNED ON THE REVERSE

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees for directors and FOR each of the the other proposals.

[SEE REVERSE]     CONTINUED AND TO BE SIGNED ON REVERSE SIDE     [SEE REVERSE]
    SIDE                                                             SIDE